Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF ASSOCIATION

OF

PERFECT CORP.

(adopted by a special resolution passed on October 25, 2022 and effective on and from October 28, 2022)

THE COMPANIES ACT (AS REVISED)
COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

PERFECT CORP.

(adopted by a special resolution passed on October 25, 2022 and effective on and from October 28, 2022)

1.	The name of the company is Perfect Corp. (the “Company”).

2.	The Registered Office shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	Subject to the following provisions of this Sixth Amended and Restated Memorandum of Association (the “Memorandum”), the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by The Companies Act (As Revised) of the Cayman Islands (the “Act”) or any other law of the Cayman Islands.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	If the Company is exempted, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

8.	The authorised share capital of the Company is US$82,000,000 divided into:

(a)	700,000,000 Class A Ordinary Shares of a par value of US$0.10 each;

(b)	90,000,000 Class B Ordinary Shares of a par value of US$0.10 each; and

(c)	30,000,000 shares of a par value of US$0.10 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 5 of the Sixth Amended and Restated Articles of Association (the “Articles”),

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provided always that subject to the Act and the Articles, the Company shall have power to redeem or purchase any of its shares and to subdivide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

9.	The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside of Cayman Islands and to be deregistered in the Cayman Islands.

10.	Capitalised terms that are not defined in this Memorandum bear the same meaning as those given in the Articles.

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THE COMPANIES ACT (AS REVISED)
COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

PERFECT CORP.

(adopted by a special resolution passed on October 25, 2022 and effective on and from October 28, 2022)

INTERPRETATION

1.	The Regulations contained or incorporated in Table A in the First Schedule of the Act shall not apply to this Company.

2.	In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:

“Act”	means The Companies Act (As Revised) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Act is referred to, the reference is to that provision as modified by any law for the time being in force.
“Affiliate”	means, with respect to any specified person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Articles”	means, as appropriate, (a) these articles of association of the Company as amended or substituted from time to time or (b) two or more particular articles of these Articles.
“Auditors”	means the auditors of the Company for the time being and from time to time.
“Board”	means the board of directors of the Company from time to time.
“Business Combination Agreement”	means the Agreement and Plan of Merger dated March 3, 2022, entered into by and among the Company, Provident Acquisition Corp., Beauty Corp., and Fashion Corp, as amended.
“Chair”	means the chairperson of the Board.
“Class A Ordinary Share”	means an ordinary share of a par value of US$0.10 in the capital of the Company, designated as a Class A Ordinary Share and having the rights provided for in these Articles.

“Class B Ordinary Share”	means an ordinary share of a par value of US$0.10 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles.
“Class(es)”	means any class or classes of Shares as may from time to time be issued by the Company.
“Company”	means Perfect Corp.
“Designated Stock Exchange”	means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to the New York Stock Exchange and the Nasdaq Stock Market.
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges.
“Directors”	means the directors of the Company for the time being and from time to time or, as the case may be, the directors assembled as a board or as a committee thereof and the expression Director shall be construed accordingly.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Directors
“Memorandum”	means this Sixth Amended and Restated Memorandum of Association of the Company as amended from time to time.
“month”	means a calendar month.
“Officer”	means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary.
“Ordinary Shares”	means, collectively, the Class A Ordinary Shares, the Class B Ordinary Shares, and any other class or series of ordinary shares the Company may issue from time to time.
“Ordinary Resolution”	means a resolution passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.
“person”	means an individual, corporation, partnership, joint venture, trust, a limited liability company, an unincorporated association, or other entity or a government or any agency or political subdivision thereof.

“Principal”	means any of DVDOnet.com. Inc., Golden Edge Co., Ltd., World Speed Company Limited and Alice H. Chang, a citizen of Taiwan.
“Registered Office”	means the registered office of the Company as provided in Section 50 of the Act.
“Register of Members”	means the register of members of the Company required to be kept pursuant to sections 40 and 40B of the Act.
“Seal”	means the common seal of the Company (if applicable) or any facsimile or official seal (if applicable) for the use outside of the Cayman Islands.
“Secretary”	means any person appointed by the Directors to perform any of the duties of the secretary of the Company and including any assistant, deputy, temporary or acting secretary.
“Shareholder”	means a person who is registered in the Register of Members as the holder of any Share in the Company.
“Shares”	means a share in the capital of the Company of any Class including a fraction of such share, whether the Class A Ordinary Shares or the Class B Ordinary Shares or others. For the avoidance of doubt, in these Articles, the expression “Share” shall include a fraction of a Share.
“Special Resolution”	means a special resolution of the Company passed in accordance with the Act, being a resolution passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.
“Sponsor Letter Agreement”	means the Sponsor Letter Agreement dated March 3, 2022, entered into by and among the Company, Provident Acquisition Corp., and Provident Acquisition Holdings Ltd., as amended.
“Taiwan”	means the Republic of China (Taiwan).
“transfer”	means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, encumbrance, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights; and “transferred” means the accomplishment of a transfer, and “transferee” means the recipient of a transfer.
“Treasury Shares”	means the shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.
“United States”	means the United States of America.

3.	(a)	Unless the context otherwise requires, expressions defined in the Act and used herein shall have the meanings so defined.

(b)	In these Articles unless the context otherwise requires:

(i)	words importing the singular number shall include the plural number and vice-versa;

(ii)	words importing the masculine gender only shall include the feminine gender and vice-versa;

(iii)	words importing persons only shall include companies or associations or bodies of persons whether incorporated or not;

(iv)	a notice provided for herein shall be in writing unless otherwise specified and all reference herein to “in writing” and “written” shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form;

(v)	in these Articles, Sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(vi)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(vii)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(viii)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record; and

(ix)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act.

(c)	Headings used herein are intended for convenience only and shall not affect construction of these Articles.

SHARES

4.	Subject to the Act, these Articles and, where applicable, the Designated Stock Exchange Rules, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Shareholders, cause the Company to:

(a)	issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)	grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)	grant options with respect to Shares and issue warrants or similar instruments with respect thereto.

5.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 12, the Directors may issue from time to time, out of the authorised share capital of the Company (other than the authorised but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Shareholders; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other Class or any other series of shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Shareholders upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other Class or any other series of shares;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other Class of shares or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other Class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

6.	No person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

7.	Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Act issue fractions of Shares.

8.	Subject to these Articles, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, grant options over, or otherwise dispose of them to such persons, on such terms and conditions, and at such times as they think fit, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Act.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

9.	Subject to Article 12, holders of Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Shareholders. Notwithstanding anything to the contrary in these Articles, each Class B Ordinary Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company and each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company.

10.	Without prejudicing any other provision in these Articles, no Class B Ordinary Share may be issued to any person (other than any Principal or any Affiliate of a Principal) under any circumstances.

11.	(a)	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

(b)	Each Class B Ordinary Share shall, automatically and immediately, without any further action from the holder thereof, convert into one Class A Ordinary Share when it ceases being beneficially owned by any of the Principals.

(c)	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the redemption of such Class B Ordinary Shares in exchange for the issue of an equal number of fully paid Class A Ordinary Shares, or, if so determined by the Directors, in any other manner permitted by law, including the re-designation of each such relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective (i) in the case of any conversion effected pursuant to Article 11(a), forthwith upon the receipt by the Company of the written notice delivered to the Company as described in Article 11(a) (or at such later date as may be specified in such notice), or (ii) in the case of any automatic conversion effected pursuant to Article 11(b), forthwith upon occurrence of the event specified in Article 11(b) which triggers such automatic conversion, and the Company shall make entries in the Register of Members to record the redemption of the relevant Class B Ordinary Shares and issuance of such Class A Ordinary Shares, or (as the case may be) the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

(d)	Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

MODIFICATION OF RIGHTS

12.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied with the consent in writing of the holders of the majority of the issued and outstanding Shares of that Class or with the sanction of an Ordinary Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more persons holding or representing by proxy at least one-third (1/3) in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall have one vote for each Share of the Class held by such Shareholder. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

13.	The rights attached to or otherwise conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights attached to or otherwise conferred upon the holders of the Shares of any Class shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

TREASURY SHARES

14.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be immediately cancelled.

15.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

16.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

17.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

LIEN

18.	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully paid-up Shares) standing registered in the name of a single person for all moneys presently payable by such person or such person’s estate to the Company. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

19.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of such holder’s death or bankruptcy.

20.	For giving effect to any such sale, the Directors may authorise some person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and such purchaser shall not be bound to see to the application of the purchase money, nor shall such purchaser’s title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

21.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

22.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares provided that no call shall be payable earlier than one month from the last call; and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shareholder’s Shares.

23.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

24.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of six per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

25.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

26.	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

27.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by such Shareholder; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of the Company in general meeting six per cent) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

28.	If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Shareholder requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

29.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

30.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

31.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

32.	A person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by such Shareholder to the Company in respect of the Shares, but such Shareholder’s liability shall cease if and when the Company receives payment in full of the amount due on the Shares.

33.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and such person shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall such person’s title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

34.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been made payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

35.	Subject to these Articles and the Designated Stock Exchange Rules or any relevant securities laws, any Shareholder may transfer all or any Shares by an instrument of transfer in a usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

36.	The instrument of transfer of any Share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

37.	Subject to the Designated Stock Exchange Rules on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of Shares to a person of whom they do not approve. For the avoidance of doubt, the Directors may decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the Designated Stock Exchange Rules on which the Shares may be listed; or (ii) applicable law or regulation at such times and for such periods as the Directors may from time to time determine.

(a)	The Directors may decline to recognise any instrument of transfer unless (x) a fee not exceeding one dollar is paid to the Company in respect thereof, and (y) the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

(b)	If the Directors refuse to register a transfer of Shares, they shall within one month after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

38.	The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the Company as having any title to the Share.

39.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered in the name of such person, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

40.	A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which such person would be entitled if such person were the registered holder of the Share, except that such person shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into new Shares of such amount, as the resolution shall prescribe.

42.	Subject to any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 4 and this Article 42. Notwithstanding anything to the contrary in these Articles, the Directors shall, without approval of the Shareholders, (a) upon the occurrence of a Shareholder Earnout Event, issue new Shares pursuant to the terms and conditions set forth in the Business Combination Agreement and (b) upon the occurrence of an Earnout Event, issue new Shares pursuant to the terms and conditions set forth in the Sponsor Letter Agreement. Capitalised terms used and not otherwise defined in this Article 42 shall have the respective meanings ascribed to them in the Business Combination Agreement and the Sponsor Letter Agreement.

43.	The new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

44.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	sub-divide its existing Shares, or any of them, into Shares of a smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Act; and

(c)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

GENERAL MEETINGS

45.	The Company may (but shall not be obliged to unless required by the Designated Stock Exchange Rules) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors. At these meetings the report of the Directors (if any) shall be presented.

46.	General meetings other than annual general meetings shall be called extraordinary general meetings. The Directors may call or authorise the calling of an extraordinary general meeting whenever they think fit.

REQUISITION OF GENERAL MEETINGS

47.	The Directors may whenever they think fit, convene an extraordinary general meeting. If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Shareholders holding in the aggregate not less than one-tenth of all votes attaching to all issued and outstanding Shares of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors. The Directors shall, upon the requisition in writing of one or more Shareholders holding in the aggregate not less than one-tenth of all votes attaching to all issued and outstanding Shares of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company. If the Directors do not proceed to convene a general meeting within twenty-one (21) days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Shareholder or Shareholders holding in the aggregate not less than one-tenth of the total share capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place at such time, subject to these Articles as to notice, as the persons convening the meeting fix.

48.	Seven (7) days’ notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; but with the consent of all the Shareholders entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

49.	All business shall be deemed special that is transacted at an extraordinary general meeting, and all that is transacted at an annual general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, the report of the Directors and Auditors, the election of Directors and other Officers in the place of those retiring (if any) and the appointment and fixing of remuneration of Auditors.

50.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time that the meeting proceeds to business; save as herein otherwise provided, one or more Shareholders holding in the aggregate not less than one-third of all votes attaching to all issued and outstanding Shares of the Company present in person or by proxy and entitled to vote shall be a quorum.

51.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Shareholders present shall be a quorum.

52.	The Chair, if any, shall preside as chair at every general meeting of the Company.

53.	If there is no such Chair, or if at any meeting such Chair is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chair for the meeting, the Shareholders present shall choose one of their number to be chair for the meeting.

54.	The chair of the meeting may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

55.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

56.	A poll shall be taken in such manner as the chair of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

57.	In the case of an equality of votes on a poll, the chair of the meeting shall not be entitled to a second or casting vote.

58.	A poll on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

59.	Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person or by proxy shall have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share, in each case of which such Shareholder is the holder.

60.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

61.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, by their committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may vote in respect of such Shares by proxy.

62.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

63.	On a poll votes may be given either personally or by proxy.

64.	The instrument appointing a proxy shall be in writing and signed by the appointor or its duly authorised attorney or, if the appointor is a corporation, either under seal or by the signature of an officer of the corporation or attorney duly authorised. A proxy need not be a Shareholder.

65.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

66.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

67.	All resolutions of the Shareholders shall be passed at a general meeting of the Company duly convened and held in accordance with these Articles and resolutions of Shareholders in writing in lieu of a general meeting shall not be permitted.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

68.	Any corporation which is a Shareholder may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder.

DIRECTORS

69.	(a)	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of these Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors.

(b)	The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting.

(c)	Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to replace those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. If no replacement Directors are appointed, the existing Directors shall be automatically re-appointed for a further term of office to expire at the third succeeding annual general meeting after their re-appointment.

70.	No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

71.	The Company may by Special Resolution appoint any natural person to be a Director.

72.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Special Resolution.

73.	The maximum number of Directors shall be seven (7).

74.	The remuneration of the Directors may be determined by the Directors or by Special Resolution.

75.	There shall be no shareholding qualification for Directors unless determined otherwise by Special Resolution.

76.	All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. Except as the Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, subject to the maximum number imposed by these Articles, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from death, resignation or removal of Directors, may be appointed and filled by the vote or written resolution of a majority of the Directors then in office or by the sole remaining Director. Any Director so appointed shall hold office only until the next following general meeting of the Company and shall then be eligible for election at that meeting.

77.	For so long as the Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Directors.

ALTERNATE DIRECTOR

78.	Any Director may in writing appoint another Director or another natural person who is an employee of the Company to be such Director’s alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

79.	Subject to the Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

80.	The Directors may from time to time appoint any person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases to be a Director.

81.	The Directors may appoint any person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

82.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

83.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

84.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such person. Any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law.

85.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

86.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

87.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

88.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

89.	The Directors may, from time to time, and except as required by applicable law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Directors on various corporate governance related matters as the Directors shall determine by resolution from time to time.

DISQUALIFICATION AND CHANGES OF DIRECTORS

90.	The office of a Director shall be vacated if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(b)	is found to be or becomes of unsound mind;

(c)	resigns such Director’s office by notice in writing to the Company;

(d)	is removed from office pursuant to any other provision of these Articles; or

(e)	ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment.

PROCEEDINGS OF DIRECTORS

91.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes cast in respect of the matter and, for these purposes, if a Director abstains from voting on a matter, such abstention shall not be counted as a vote. In case of an equality of votes the Chair shall not have a second or casting vote.

92.	A Director or an alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five (5) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered; provided however that notice may be waived by all the Directors (or their alternates) either at, before or after the meeting is held; provided further that notice or waiver thereof may be given by telex, telefax or email.

93.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

94.	The quorum necessary for the transaction of the business of the Board shall be a majority of the Directors holding office at the relevant time. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

95.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

96.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

97.	Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

98.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

99.	The minutes of each meeting of the Directors shall be signed by the chair of such meeting and either the secretary of such meeting or one (1) other Director present at such meeting and when the minutes of such meeting have been so signed, the meeting shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together in person or that there may have been a technical defect in the proceedings.

100.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

101.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

102.	The Directors may elect and appoint a Chair by a majority of the Directors then in office. The period for which the Chair will hold office will also be determined by a majority of all of the Directors then in office. The Chair shall preside as chair at every meeting of the Board. If the Chair is not elected, or if at any meeting the Chair is not present within fifteen (15) minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

103.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

104.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and, for these purposes, if a committee member abstains from voting on a matter, such abstention shall not be counted as a vote. In the case of an equality of votes the chair of the meeting shall not have a second or casting vote.

105.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

SEALS AND DEEDS

106.	(a)	If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence. Notwithstanding the provisions hereof, annual returns and notices filed under the Act may be executed either as a deed in accordance with the Act or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

(b)	The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in such person’s or persons’ presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

(c)	In accordance with the Act, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

107.	Subject to any rights and restrictions for the time being attached to any Shares and the provisions of these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

108.	Subject to any rights and restrictions for the time being attached to any Shares and the provisions of these Articles, the Directors may resolve to pay dividends and other distributions on Shares in issue and authorise payment of the dividends or other distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend.

109.	No dividend or other distribution shall be paid otherwise than out of the realised or unrealised profits of the Company, the share premium account or as otherwise permitted by law.

110.	Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends, all dividends on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid-up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

111.	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

112.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

113.	Any distribution payable in cash in respect of Shares may be paid by electronic funds transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any distributions payable in respect of the Shares held by them as joint holders.

114.	The Directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

115.	No dividend shall bear interest against the Company. All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend unclaimed by a Shareholder six (6) years after the dividend payment date shall revert to the Company.

CAPITALISATION OF PROFITS

116.	In respect of Articles 116(a) and 116(b), the Company may, upon the recommendation of the Directors, by Ordinary Resolution authorise the Directors, and in respect of Articles 116(c) and 116(d), the Directors may in their absolute discretion without the approval of the Shareholders resolve:

(a)	to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b)	to appropriate such sums to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid;

(c)	upon the occurrence of a Shareholder Earnout Event, to capitalise and appropriate such sums to the Shareholder Earnout Participants in the proportions and pursuant to the terms and conditions set forth in the Business Combination Agreement and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst the Shareholder Earnout Participants in the manner and in the proportion aforesaid; and

(d)	upon the occurrence of an Earnout Event, to capitalise and appropriate such sums to the Sponsor pursuant to the terms and conditions set forth in the Sponsor Letter Agreement and to apply such sum on its behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to the Sponsor in the manner aforesaid.

In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned. Capitalised terms used and not otherwise defined in this Article 116 shall have the respective meanings ascribed to them in the Business Combination Agreement and the Sponsor Letter Agreement.

ACCOUNTS

117.	The books of account relating to the Company’s affairs shall be kept in accordance with the Act and otherwise in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors of the Company.

118.	Subject to the requirements of applicable law and the Designated Stock Exchange Rules, the accounts relating to the Company’s affairs shall only be audited and such Auditors may be appointed if the Directors so determine and/or if required by any applicable law, rule, regulation or regulatory authority, in which case the accounting principles will be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

WINDING UP

119.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Act, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as such liquidator deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any Shares or other securities whereon there is any liability.

120.	If the Company shall be wound up and the assets available for distribution amongst the Shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Shareholders in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

NOTICES

121.	(a)	A notice may be given by the Company to any Shareholder either personally or by sending it by post, telex, telefax or email to such Shareholder or to such Shareholder’s registered address, or (if he has no registered address) to the address, if any, supplied by such Shareholder to the Company for the giving of notices to such Shareholder.

(b)	A notice may be given by the Company by placing it on the Company’s website or otherwise been notified to Shareholders should the Directors deem it appropriate.

(c)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected, in the case of a notice of a meeting at the expiration of three (3) days after it was posted.

(d)	Where a notice is sent by telex, telefax or email, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

122.	If a Shareholder has no registered address and has not supplied to the Company an address for the giving of notice to such Shareholder, a notice addressed to such Shareholder and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to such Shareholder at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

123.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

124.	A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

125.	Notice of every general meeting shall be given in some manner hereinbefore authorised to:

(a)	every Shareholder entitled to vote except those Shareholders entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who, but for such Shareholder’s death or bankruptcy would be entitled to receive notice of the meeting.

No other persons shall be entitled to receive notices of general meetings.

RECORD DATE

126.	The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and, for the purpose of determining the Shareholders entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

AMENDMENT OF MEMORANDUM AND ARTICLES

127.	Subject to and insofar as permitted by the provisions of the Act and these Articles, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part; provided however that no such amendment shall affect the rights attaching to any class of Shares without the consent or sanction provided for in Article 12.

ORGANISATION EXPENSES

128.	The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

OFFICES OF THE COMPANY

129.	The Registered Office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

INDEMNITY

130.	Every Director and Officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, Officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by such person as such Director, Officer or trustee or in any way in or about the execution of such person’s duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Shareholders over all other claims. No such Director, Officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, Officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of any of the moneys of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of such person’s respective office or trust or in relation thereto unless the same happen through such person’s own wilful neglect or default.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

131.	Subject to the Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholders on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

132.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

133.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

134.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

DISCLOSURE

135.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office provider of the Company), shall be entitled to disclose to any third party any information regarding the affairs of the Company including, without limitation, information contained in the Register of Members and books of the Company if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject;

(b)	such disclosure is in compliance with the Designated Stock Exchange Rules;

(c)	such disclosure is in accordance with any contract entered into by the Company; and

(d)	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

MERGERS AND CONSOLIDATIONS

136.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Act) upon such terms as the Directors may determine and (to the extent required by the Act) with the approval of a Special Resolution.

EXCLUSIVE FORUM

137.	Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

138.	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, Officer or other employee of the Company to the Company or the Company’s Shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Act or these Articles including but not limited to any purchase or acquisition of Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company concerning its internal affairs. This Article shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

139.	Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring depositary shares representing the Company’s shares issued pursuant to relevant deposit agreements, whether such acquisition be by transfer, sale, operation of law or otherwise, shall be deemed to have notice of, irrevocably agreed and consented to the provisions of this Article and Articles 137 and 138 above. Without prejudice to the foregoing, if any part of this Article and Articles 137 and 138 are held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected nor be impaired and this Article, Article 137 and/or Article 138 shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion as may be necessary so as best to give effect to the intention of the Company.

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